EXHIBIT 99.1


The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com



       Reader's Digest Reports 3Q Fiscal 2002 EPS of $0.16, and Forecasts Higher 4Q EPS of $0.18 to $0.23

PLEASANTVILLE, NY, April 25, 2002 -- The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today reported earnings per share of $0.16 for the Fiscal 2002 third quarter ended March 31, 2002, consistent with the company's previous guidance. Segment operating profits were $22 million and revenues were $542 million. For the same Fiscal 2001 quarter, reported EPS was $0.27, segment operating profits were $40 million and revenues were $598 million.

   North America Books & Home Entertainment had lower revenues and profits, and U.S. Magazines and International Businesses also reported declines. New Business Development had revenue and profit improvement. The company generated favorable free cash flows (cash flow before dividends, share repurchases and acquisitions) by continuing its year-over-year improvement in working capital. The company used the proceeds to reduce its net debt position by $27 million to $123 million, down from $150 million at the end of the second quarter.

      "Our EPS came in within the expected range," said Thomas O. Ryder, Chairman and CEO. "We were encouraged by the performance of Books Are Fun, which had revenue growth of 25 percent, although the majority of our businesses, domestic and international, had a very tough quarter. The past few months were also a time of transformation for Reader's Digest. We made major moves to better align our cost structure with revenues through our decisions to downsize U.S. BHE, close New Choices magazine and divest Gifts.com, Inc. On the revenue side, we agreed to acquire Reiman Publications and invested in new ways to reach customers for our existing businesses. Finally, we agreed to recapitalize our company to create a simpler, more customary governance structure. These moves, taken together, represent decisive steps to strengthen the company, from both operational and governance perspectives, and accelerate its progress."

The company's cost-containment initiatives have included:

- Downsizing and restructuring BHE in the United States to significantly lower mail volumes and emphasize areas with most profit potential.
- Reducing supply-chain and overhead costs internationally, including consolidating some operations in Europe.
-     Closing New Choices, a U.S. magazine that was not profitable.
- Determining to divest Gifts.com, Inc., which includes Good Catalog Company and the e-commerce Web site, gifts.com.

   On March 21, the company agreed to acquire Reiman Publications, LLC, for $760 million in cash. A leading U.S. publisher of food and affinity magazines and books, Reiman is expected to contribute revenues in excess of $300 million and more than $70 million in EBITDA annually to Reader's Digest. Besides its stand-alone value, Reiman also represents potential marketing synergies with BHE and the company's magazines. The acquisition is expected to close in the fourth quarter.

   During the quarter, the company continued its worldwide development of new marketing channels for its existing products, including non-sweepstakes direct mail, direct-response TV and telemarketing.

   Ryder added: "Taken together, our cost and revenue initiatives should enable us to grow EBITDA and, just as important, generate higher levels of free cash flows. We believe that our fourth quarter Fiscal 2002 results will improve, with earnings from operations of $0.18 to $0.23 per share, up significantly from last year's fourth-quarter EPS of $0.05, excluding one-time charges."


           Selected Financial Data for the Third Quarter

Millions of dollars,                Q3 2002      Q3 2001        Variance
except earnings per share

Revenues                           $   541.8     $ 597.9    $ (56.1)     (9)%
Operating profit (1)               $    21.7     $  40.3    $ (18.6)    (46)%
Operating profit margin                   4%          7%    (3) pts.      N/A
Net income                         $    16.4     $  27.9    $ (11.5)    (41)%
EBITDA (2)                         $    29.8     $  53.9    $ (24.1)    (45)%
Diluted EPS                        $    0.16     $  0.27    $ (0.11)    (41)%

(1) Operating profit for Q3 2001 includes $5.2 million ($0.05 per share) of goodwill amortization. On July 1, 2001 the company adopted FAS 142 "Goodwill and Other Intangible Assets." As a result, goodwill amortization is no longer recorded; rather, impairment analyses are performed annually to determine the fair value of goodwill recognized on the balance sheet.

(2) EBITDA is defined as operating profit excluding depreciation and amortization.


                        Segment Information

       North American Books and Home Entertainment (NA BHE)

      NA BHE had third quarter Fiscal 2002 revenues of $147 million, down 14 percent from $171 million in the prior-year period. Operating profits were $1 million, versus $13 million in the third quarter of Fiscal 2001, reflecting continued weakness in U.S. BHE driven by reduced mail volumes, lower response rates following required changes to sweepstakes promotions, and direct-mail disruptions in the aftermath of 9/11 and anthrax in the postal system.

      Books Are Fun had an outstanding quarter as revenues grew by 25 percent and operating profit grew by 42 percent. Results were driven by improvements made to the business over the past year, which included strengthened product selection, promotion and sales management techniques. Sales improved across all event venues, including schools, up 26 percent, corporate, up 16 percent, and small businesses, up 67 percent.

      Results overall for U.S. BHE were well below expectations as revenue declines reduced contributing profits. Presently, the company anticipates that losses will continue in the fourth quarter as the company repositions this business and as the cost-reduction measures begin to take effect. Among the moves announced on April 18, the company intends to exit the video business (except for children's videos), scale back music sold through direct mail, reduce the number of continuity series and some General Books and eliminate an unprofitable catalog business. The company also announced a reduction in force of approximately 100 jobs, mostly BHE-related.

      For full-year Fiscal 2003, the company expects that it will:

- Reduce U.S. BHE revenues by 25 percent versus Fiscal 2002 on 40 percent fewer mail slots, reflecting the elimination of marginally profitable and unprofitable campaigns.
- Reduce costs related to product development, promotion and distribution by 35 percent and overhead costs by 25 percent.
- Emphasize those parts of U.S. BHE that have the most profit potential, including developing customer growth programs such as the successful Select Editions and RD Young Families outside list programs, using direct response TV to promote music products, and marketing alliances that provide access to new products and customers.
- Create new products that appeal to new kinds of customers, including annuals, soft-cover Select Editions, children's products created for sale through Books Are Fun, and a health affinity publishing program.
- Leverage BHE's pending relationship with Reiman Publications to promote each other's products to their respective customers.

                          U.S. Magazines

      Revenues for U.S. Magazines decreased 12 percent to $132
million in the third quarter of Fiscal 2002, compared with $149 million in the prior-year period. Operating profit declined from the prior year to $6 million versus $11 million.

      Results were lower primarily as a result of lower circulation revenues for Reader's Digest magazine due to lower subscription sales last fall and winter, and the absence of revenues in the current period from the closure of Walking and New Choices magazines, which were discontinued. Revenues were higher for Selecciones, Reader's Digest Large Print and American Woodworker. Advertising sales were flat at Reader's Digest and up significantly at Selecciones.

      QSP results declined from lower sales of food and gift products due to the soft U.S. economy and reductions in school programs following the 9/11 events, partially offset by a favorable change in the sales mix.

                     International Businesses

      International Businesses had revenues of $242 million, down 8 percent from $264 million a year ago. Declines in revenue reflect a planned reduction in mail quantities, lower response rates, and a shift in series mailings to the fourth quarter of Fiscal 2002 for certain markets, most notably, France, Germany, Australia, and Poland, and economic-related softness in several markets, especially Argentina. These declines were partially offset by solid gains in most of our developing markets including Russia, Hungary, Mexico, and Brazil.

      Operating profit in the quarter declined by $10 million versus prior year to $12 million. The unfavorable variance was driven by the revenue shortfall as well as higher costs associated with investment in new customer acquisition channels and new products including telemarketing and Select Editions. We also continued our investment in the People's Republic of China.

      Much of the investment made throughout the year will begin to drive year over year growth in both revenues and operating profits in the fourth quarter. They include the launch of new series products and Select Editions in many of our developing markets, and the shift in series activity in some of our developed markets. Profitability in the fourth quarter should also benefit from cost cutting initiatives throughout Europe, Latin American, and Australia.

                     New Business Development

      Revenues for New Business Development were up 64 percent to $21 million from $13 million a year ago. Operating profit was $3 million, versus a loss in the prior year period of $(6) million. This growth was from increased activity of the company's financial product alliances and included a contract termination payment of $4.5 million from one of the company's insurance partners. The company is in discussions that are expected to result in additional insurance alliances. Operating losses were trimmed at Gifts.com, Inc., which the company plans to divest.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

The company has four operating segments:

North America Books and Home Entertainment - Select Editions, series and general books, music, video and Young Families products in the United States and Canada; Books Are Fun; Reader's Digest magazine in Canada; QSP Canada. International Businesses
- Products sold in more than 60 countries outside the United States and Canada, including: Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in numerous editions and languages, and Special Interest magazines in the Czech Republic. U.S. Magazines - Reader's Digest magazine in the United States, plus The Family Handyman, American Woodworker, Reader's Digest Large Type Edition, Selecciones, and QSP, Inc. New Business Development - Results from developing businesses, start-ups and marketing partnerships, financial services alliances, certain Special Interest magazines in international markets and Gifts.com, Inc., which includes Good Catalog Company.

This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. Some of these risks and uncertainties include factors relating to the ability to integrate Reiman's business successfully and realize expected synergies, the continued strength of Reiman's relationships with its employees, suppliers and customers, and the accuracy of the basis for forecasts relating to Reiman's business. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

                       [Three tables follow]



                                                                                                                Table 1 of 3

                                                    The Reader's Digest Association, Inc. and Subsidiaries
                                                                 Consolidated Statements of Income
                                                                (In millions, except per share data)
                                                                            (Unaudited)

                                                              Three-month periods ended          Nine-month periods ended
                                                              March 31, 2002 and 2001 (A)        March 31, 2002 and 2001

                                                                Fiscal Years      Better/         Fiscal Years         Better/
                                                               2002       2001    (Worse)       2002        2001       (Worse)

Revenues                                                   $   541.8  $   597.9     (9%)     $ 1,823.3   $  1,973.7       (8%)

Product, distribution and editorial expenses                  (226.3)    (236.5)     4%         (725.6)      (751.2)       3%
Promotion, marketing and administrative expenses (B)          (293.8)    (321.1)     9%         (946.6)      (981.7)       4%
Other operating items                                             --         --    N/M              --          8.2      N/M
                                                           ---------  ---------    ---       ---------   ----------      ---

Operating profit                                                21.7       40.3    (46%)         151.1        249.0      (39%)

Other income (expense), net (C)                                  2.2        2.6    (15%)          (5.7)        (4.6)     (24%)
                                                           ---------  ---------    ---       ---------   ----------      ---

Income before provision for income taxes                        23.9       42.9    (44%)         145.4        244.4      (41%)

Provision for income taxes                                      (7.5)     (15.0)    50%          (51.2)       (90.4)      43%
                                                           ---------  ---------    ---       ---------   ----------      ---

Net income                                                 $    16.4  $    27.9    (41%)     $    94.2   $    154.0      (39%)
                                                           =========  =========    ===       =========   ==========      ===

Basic earnings per share:
   Weighted average common shares outstanding                   99.6      102.7                  100.5        102.8

   Basic earnings per share                                $    0.16  $    0.27    (41%)     $    0.93   $     1.49      (38%)
                                                           =========  =========    ===       =========   ==========      ===

Diluted earnings per share:
   Weighted average common shares outstanding                   99.7      103.6                  100.8        103.9

   Diluted earnings per share                              $    0.16  $    0.27    (41%)     $    0.92   $     1.47      (37%)
                                                           =========  =========    ===       =========   ==========      ===

Dividends per common share                                 $    0.05  $    0.05     --       $    0.15   $     0.15       --


N/M - Not meaningful.

(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended March 31, 2002 and 2001 are the third fiscal quarters of fiscal year 2002 and fiscal year 2001, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  Effective July 1, 2001, the company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other
Intangible Assets.  Under SFAS No. 142 goodwill is no longer amortized; however, goodwill must be reviewed at least annually for impairment.  Accordingly, no goodwill amortization was recognized during fiscal 2002.  For the third quarter of fiscal 2001, goodwill amortization was $5.2 million, or $0.05 per share ($15.7 million for the nine-month period ended March 31, 2001, or $0.15 per share).

(C)  Other (expense), net for the nine-month period ended March 31, 2001 includes equity in losses (including goodwill amortization)
of BrandDirect Marketing, Inc. of $12.2 million. There were no such losses in fiscal 2002.


                                                                                                Table 2 of 3

                                           The Reader's Digest Association, Inc. and Subsidiaries
                                             Revenues and Operating Profit by Operating Segments
                                                                    (In millions)
                                                                     (Unaudited)

                                               Three-month periods ended          Nine-month periods ended
                                               March 31, 2002 and 2001 (A)         March 31, 2002 and 2001

                                                  Fiscal Years      Better/         Fiscal Years         Better/
                                                2002       2001     (Worse)      2002          2001      (Worse)

Revenues

North America Books and Home Entertainment   $  146.8    $  171.4     (14%)   $    491.4    $    578.6     (15%)

International Businesses                        242.2       264.3      (8%)        787.6         822.8      (4%)

U.S. Magazines                                  131.6       149.3     (12%)        489.4         531.4      (8%)

New Business Development                         21.2        12.9      64%          54.9          40.9      34%
                                             --------    --------     ---     ----------    ----------     ---

Total Revenues                               $  541.8    $  597.9      (9%)   $  1,823.3    $  1,973.7      (8%)
                                             ========    ========     ===     ==========    ==========     ===

Operating Profit (Loss)

North America Books and Home Entertainment   $    0.8    $   12.7     (94%)   $     13.1    $     74.2     (82%)

International Businesses                         12.1        22.4     (46%)         63.1          97.4     (35%)

U.S. Magazines                                    5.5        11.0     (50%)         76.1          84.1     (10%)

New Business Development                          3.3        (5.8)    157%          (1.2)        (14.9)     92%
                                             --------    --------     ---     ----------    ----------     ---

Total Operating Segment Profit               $   21.7    $   40.3     (46%)   $    151.1    $    240.8     (37%)

Other Operating Items                             0.0         0.0      N/M           0.0           8.2      N/M
                                             --------    --------     ---     ----------    ----------     ---

Total Operating Profit                       $   21.7    $   40.3     (46%)   $    151.1    $    249.0     (39%)
                                             ========    ========     ===     ==========    ==========     ===



N/M - Not meaningful.

(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended March 31, 2002 and 2001 are the third fiscal quarters of fiscal year 2002 and fiscal year 2001, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.



                                                            Table 3 of 3
    The Reader's Digest Association, Inc. and Subsidiaries
    Consolidated Condensed Balance Sheets
               (In millions)
                (Unaudited)

                                                  March 31,   June 30,
                                                    2002        2001
Assets
    Cash and cash equivalents                   $     40.9  $     35.4
    Accounts receivable, net                         308.1       274.8
    Inventories, net                                 153.6       167.4
    Deferred promotion costs                          87.6       106.7
    Prepaid expenses and other current assets        190.7       192.1
                                                ----------  ----------
Total current assets                                 780.9       776.4

    Property, plant and equipment, net               158.9       160.2
    Intangible assets, net                           402.8       409.8
    Other noncurrent assets                          360.2       334.5
                                                ----------  ----------
Total assets                                    $  1,702.8  $  1,680.9
                                                ==========  ==========

Liabilities and Stockholder's Equity
    Loans and notes payable                     $    154.1  $    160.3
    Accounts payable                                  83.9        86.4
    Accrued expenses                                 260.3       251.1
    Income taxes payable                              56.1        41.2
    Unearned revenue                                 306.3       291.6
    Other current liabilities                          3.4        28.9
                                                ----------  ----------
Total current liabilities                            864.1       859.5

    Other noncurrent liabilities                     351.5       361.6
                                                ----------  ----------
Total liabilities                                  1,215.6     1,221.1

    Capital stock                                     25.1        29.6
    Paid-in-capital                                  225.3       226.1
    Retained earnings                              1,270.4     1,191.3
    Accumulated other comprehensive loss             (80.1)      (84.6)
    Treasury stock, at cost                         (953.5)     (902.6)
                                                ----------  ----------
Total stockholder's equity                           487.2       459.8
                                                ----------  ----------
Total liabilities and stockholder's equity      $  1,702.8  $  1,680.9
                                                ==========  ==========